Exhibit 10.2

PROMISSORY NOTE

$158,079.00	Austin, Texas
April 14, 2008

FOR VALUE RECEIVED, Innovative Software Technologies, Inc., a Delaware corporation (the “Borrower”), hereby agrees to pay to the order of Xalles Limited, an Irish corporation, together with any holder hereof (collectively, the “Lender”), at Ulysses House Foley Street, 3rd floor, Dublin 1, Ireland, or at such other place as the holder of this Note from time to time may designate to the Borrower in writing, the principal sum of ONE HUNDRED FIFTY-EIGHT THOUSAND SEVENTY NINE AND NO/100 DOLLARS ($158,079), together with interest on the principal balance of this obligation from time to time remaining unpaid, at the rates and at the times provided in this Note.  All payments required by this Note must be by legal tender of the United States of America.

The outstanding principal amount of this Note shall bear interest beginning on the date of this Note, calculated on the basis of a 360-day year for the actual number of days elapsed through the actual payment date at the following rates of interest: EIGHT percent (8%) per annum through June 15, 2008; TEN percent (10%) per annum through August 16, 2008, TWELVE percent per annum through October 17, 2008; and FOURTEEN percent per annum through December 18, 2008.

The outstanding principal balance of this Note, plus accrued but unpaid interest, shall be due and payable on December 18, 2008.  This Note may be prepaid, either in whole or in part, at any time without penalty.

Failure of the Lender to exercise any of its rights and remedies under this Note shall not constitute a waiver of the right to exercise the same at that or any other time.  All rights and remedies of the Lender for default under this Note shall be cumulative to the greatest extent permitted by law. If there is any default under this Note, and this Note is placed in the hands of an attorney for collection or is collected through any court, including any bankruptcy court, Borrower promises to pay to the Lender the Lender’s reasonable attorneys’ fees and court costs incurred in collecting or attempting to collect this Note or enforcing the Lender’s rights hereunder.

This Note shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of choice of law thereunder.  The venue for any judicial or arbitration proceedings arising out of this Note or the obligations hereunder shall be in the state courts of the State of Texas located in Travis County, Texas.  As it is the intent of all parties to this transaction to abide by the interest limitations of any applicable usury law, it is expressly agreed, anything herein to the contrary notwithstanding, that the Lender shall not be allowed or entitled to collect any interest (or any sum which is considered interest by law) which is in excess of any legal rate applicable hereto.  Should any amount be collected hereunder which would cause the interest to exceed said lawful rate, such part of said amount in excess of the lawful rate shall automatically be credited to principal, or, if all principal amounts have been paid, shall be refunded to the Borrower.  The provisions of this Note are hereby modified to the extent necessary to conform with the limitations and provisions of this paragraph.  This paragraph shall govern over all other provisions in any document or agreement now or hereafter existing.

IN WITNESS WHEREOF, the Borrower has executed and delivered this Note effective as of the date stated above.

BORROWER:

_____________________________________
Christopher J. Floyd
Chief Financial Officer
Innovative Software Technologies, Inc.